Exhibit 12.1

                               KINETEK, INC.
          COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in thousands)


                                              Year Ended December 31,
                                        ----------------------------------
                                          2000          1999         1998
                                          ----          ----         ----

Fixed Charges
     Interest expense                   $31,324       $31,291      $31,203
     Rental expense included in
       fixed charges                      1,051         1,183        1,246
                                        -------       -------        -----
           Total fixed charges           32,375        32,474       32,449


Earnings
     Pre-tax income                       3,367        17,316       10,026
     Plus:  fixed charges                32,375        32,474       32,449
                                         ------       -------      -------
           Total Earnings               $35,741       $49,790      $42,475


Ratio of earnings to fixed charges        1.1           1.5          1.3
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